Exhibit 99.1

Subject: Difficult Steps Towards Integration & Balanced Growth

Dear Colleagues,

Today we are taking the difficult but necessary step of letting go approximately 300 colleagues or 6% of Teladoc Health’s non-clinician workforce. This is not a decision I take lightly, and we will do all we can to help our colleagues through this moment.

One of the first questions you may have is why is this happening? There are a couple of answers. First, we are removing some redundant roles as our merged organizations operate more as one Teladoc Health. Second, as we’ve discussed over the past several months and seen across our industry, businesses like ours must transition to more balanced growth of revenue and profitability. At this stage in both our evolution as an enterprise and given the challenged economic environment, we believe that balanced growth is the right step for us as a well-run company. And so, after taking several non-people cost-saving actions, including ongoing real estate and systems consolidations, we concluded that today’s moves were necessary.

More About Transitions

These decisions are not a reflection on the individuals leaving us today and I thank them for the many contributions they’ve made to our organization. I wish all our exiting colleagues the best, and I encourage you to support them, consistent with our values.

To help ensure their transition is as smooth as possible, we are offering impacted employees:

•	Enhanced severance including payouts based on years of service and grade level

•	Bonus payments for 2022

•	Subsidized healthcare benefits under COBRA

•	Access to free therapy from BetterHelp

•	Job search support from our People team

As some team members leave, we will also be making changes to our organizational structure to streamline our work and best capture the opportunities ahead. More information on these organizational changes will be shared with affected teams today. We will also continue our cost management efforts, including further review of our real estate footprint and return on vendor investments as matters of responsible, ongoing corporate governance.

Our Path to Profitability

The decision to reduce the size of our team puts our company on an improved path to profitability and necessitates our collective focus on our commercial business priorities - Primary 360, chronic care management, mental health and delivering true whole person care – along with continued growth in our BetterHelp consumer brand. We know that more than half our commercial buyers want the integrated, whole person strategy that we offer, and delivering value across our businesses is of even greater importance in this economy. At the same time, we will continue to make significant innovation investments to ensure that our whole person offering is seamless and comprehensive.

With these changes, I am confident that our business is on a sustainable and balanced path forward. In total, we’ll be making meaningful expense reductions this year while reinvesting other resources in more focused ways.

These actions put us on an even stronger financial footing at a time when many of our competitors are questioning their ability to keep their doors open. Responsibly managing the resources that our clients, members and investors give us is not only good business management, but it is a competitive advantage in turbulent economic times.

Moving Forward

I anticipate that many of you will want to know if this is the beginning of ongoing layoffs or the precursor to further disruption in our company. What I can promise you is that today’s actions were based on our best assessment of our current business needs, with the sole intent of putting us on a better path to top and bottom-line growth.

Regardless of every business reason for today’s announcement and everything we are doing to try to make it easier, I recognize this is a difficult day. Please take the time you need to take care of yourself and one another. And if you have additional questions regarding these changes or need help, please reach out to your manager or HR partner.

With gratitude,

Jason